Exhibit 5.1

October 19, 2017

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Micron Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on October 10, 2017 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder.  The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and the common stock purchase rights (the “Rights”) attached thereto issued pursuant to that certain Section 382 Rights Agreement, dated as of July 20, 2016 (the “Rights Agreement”), between the Company and Wells Fargo Bank, National Association, as rights agent (the “Rights Agent”), with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act. The Common Stock are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein, and the supplements to the prospectus.

Pursuant to the Registration Statement, the Company has issued and sold 4,390,244 shares of Common Stock (the “Shares” and, together with the Rights attached thereto, the “Securities”), all of which will be sold pursuant to that certain Underwriting Agreement, dated October 11, 2017 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the prospectus, dated October 10, 2017, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Prospectus”); the preliminary prospectus supplement, dated October 10, 2017, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares; and the final prospectus supplement, dated October 11, 2017, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (together with the Prospectus, the “Prospectus Supplement”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than by the Company); and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.  In rendering this opinion, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (or a duly authorized committee thereof) (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a tax benefit preservation plan or purchase rights issued thereunder would result in invalidating in their entirety such rights.

We express no opinion herein as to the laws of any state or jurisdiction, other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based upon the foregoing, we advise you that, in our opinion:

1.              The Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.              The Rights attached to the Shares constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.